Exhibit 10.28

HEALTH MANAGEMENT ASSOCIATES, INC.

AMENDED AND RESTATED 1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

AWARD NOTICE

Grantee:

Type of Award:

Deferred Stock Award consisting of two components:

(i) a Time Vesting Component equal to 2/3 of the Total Number of Shares; and

(ii) a Performance Vesting Component equal to 1/3 of the Total Number of Shares.

Total Number of Shares:

Date of Grant:

1.

Grant of Deferred Stock Award.    This Award Notice serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of Health Management Associates, Inc. (“Health Management”) hereby grants to you, under Health Management’s Amended and Restated 1996 Executive Incentive Compensation Plan (the “Plan”), a Deferred Stock Award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, for the Total Number of Shares of Health Management’s Class A Common Stock, par value $.01 per share (the “Common Stock”) set forth above. The Award consists of a time vesting component (the “Time Vesting Component”) and a performance vesting component (the “Performance Vesting Component”). The Total Number of Shares shall be allocated as follows: (a) two-thirds of the Total Number of Shares to the Time Vesting Component; and (b) one-third of the Total Number of Shares to the Performance Vesting Component. The Plan is incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is available from Health Management’s Human Resources Department upon request. You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used and not defined in this Award Notice are defined in the Plan.

2.	Definitions. The following terms have the meanings set forth in this Section 2:

(a)

“Adjusted EBITDA” means, with respect to the First Grant Year (and if applicable, the Second Grant Year), Health Management’s earnings before interest, income taxes, depreciation, amortization and non-controlling interests for that Grant Year, as determined by the Committee.

(b)

“Adjusted EBITDA Requirement” means the achievement by Health Management of Adjusted EBITDA, as determined by the Committee, in an amount equal to the necessary percentage of Targeted Adjusted EBITDA as set forth in the following table:

Percentage of Targeted Adjusted EBITDA Achieved During Grant Year	Percentage of Performance Vesting Component Eligible For Vesting
Less than 90%	0%
90.0% - 92.4%	50%
92.5% - 94.9%	60%
95.0% - 97.4%	75%
97.5% - 99.9%	90%
100% (and over)	100%

(c)	“Employer” means Health Management or one of its subsidiary hospitals or other majority-owned or affiliated entities.

(d)	“Fifth Grant Year” means the fiscal year of Health Management immediately following the conclusion of the Fourth Grant Year.

(e)	“First Grant Year” means the fiscal year of Health Management during which the Date of Grant occurs.

(f)	“Fourth Grant Year” means the fiscal year of Health Management immediately following the conclusion of the Third Grant Year.

(g)	“Grant Year” means the First Grant Year, Second Grant Year, Third Grant Year, Fourth Grant Year and/or Fifth Grant Year, as the context suggests.

(h)	“Second Grant Year” means the fiscal year of Health Management immediately following the conclusion of the First Grant Year.

(i)

“Targeted Adjusted EBITDA” means the total targeted annual Adjusted EBITDA established by Health Management’s Board of Directors as reflected in its approved profit plan for the First Grant Year and, if applicable, the Second Grant Year.

(j)	“Third Grant Year” means the fiscal year of Health Management immediately following the conclusion of the Second Grant Year.

3.	Time Vesting Component. Subject to the terms set forth in this Award Notice, the Time Vesting Component of the Award will vest as follows:

(a)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the shares of Common Stock underlying the Time Vesting Component of this Deferred Stock Award will vest on March 1 of the Second Grant Year;

(b)	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the shares of Common

Stock underlying the Time Vesting Component of this Deferred Stock Award will vest on March 1 of the Third Grant Year;

(c)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the shares of Common Stock underlying the Time Vesting Component of this Deferred Stock Award will vest on March 1 of the Fourth Grant Year; and

(d)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the shares of Common Stock underlying the Time Vesting Component of this Deferred Stock Award will vest on March 1 of the Fifth Grant Year.

4.	Performance Vesting Component.

(a)	Vesting. Subject to the terms set forth in this Award Notice, the Performance Vesting Component will vest as set forth in this Section 4.

(i)

Earned Shares.    At the conclusion of the First Grant Year, the Performance Vesting Component will be eligible for vesting based upon the achievement by Health Management during the First Grant Year of the Adjusted EBITDA Requirement pursuant to Section 2(b). The portion of the Performance Vesting Component that actually vests based upon the achievement by Health Management of the Adjusted EBITDA Requirement during the First Grant Year is referred to herein as the “Earned Shares.” The Earned Shares will vest as follows:

(1)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the total number of the Earned Shares will vest on March 1 of the Second Grant Year;

(2)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the total number of the Earned Shares will vest on March 1 of the Third Grant Year;

(3)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the total number of the Earned Shares will vest on March 1 of the Fourth Grant Year; and

(4)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the total number of the Earned Shares will vest on March 1 of the Fifth Grant Year.

(ii)

Additional Earned Shares.    In the event that all or any portion of the Performance Vesting Component is not eligible for vesting at the conclusion of the First Grant Year (and are not deemed Earned Shares) because Health Management achieved less than 100% of the Targeted Adjusted EBITDA for the First Grant Year, the portion that did not vest with respect to the First Grant Year shall be carried over to the Second Grant Year and will be eligible for vesting if 100% or more of the Targeted

Adjusted EBITDA for the Second Grant Year is achieved. The amount, if any, that becomes eligible for payment pursuant to this Section (ii)4(a)(ii) is referred to herein as the “Additional Earned Shares.” The Additional Earned Shares will vest as follows:

(1)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, one-half of the total number of the Additional Earned Shares will vest on March 1 of the Third Grant Year;

(2)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the total number of the Additional Earned Shares will vest on March 1 of the Fourth Grant Year; and

(3)

provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the total number of the Additional Earned Shares will vest on March 1 of the Fifth Grant Year.

(iii)

Example.    By way of example only, if the total number of shares of Deferred Stock to which the Performance Vesting Component applies hereunder is 400, and if Health Management achieved 90% of the Targeted Adjusted EBITDA with respect to the First Grant Year, the Earned Shares with respect to the First Grant Year would be 200 (50% of 400, based upon the Adjusted EBITDA Requirement set forth in Section 2(b)), and 50 shares of Deferred Stock would vest on each March 1 of the Second Grant Year through the Fifth Grant Year, assuming that you have remained an Eligible Person at all times through the vesting dates. The 200 shares of Deferred Stock that were not deemed Earned Shares with respect to the First Grant Year would be carried over to the Second Grant Year for possible vesting in accordance with Section 4(a)(ii). If Health Management were to achieve 100% or more of the Targeted Adjusted EBITDA for the Second Grant Year, the Additional Earned Shares would be 200, 100 of which would vest on March 1 of the Third Grant Year, 50 of which would vest on March 1 of the Fourth Grant Year, and 50 of which would vest on March 1 of the Fifth Grant Year, assuming that you have remained an Eligible Person at all times through the vesting dates. If Health Management were to achieve less than 100% of Targeted Adjusted EBITDA for the Second Grant Year, no Additional Earned Shares would be eligible for vesting.

(b)

Committee Certification.    As soon as practicable following the end of the First Grant Year (and if applicable, the Second Grant Year), the Committee shall determine and certify in writing if, and the extent to which, the Adjusted EBITDA Requirement was satisfied, and the Earned Shares (and if applicable, the Additional Earned Shares), if any, to be paid based upon the certified levels of performance.

5.

Effect of Death, Termination or Retirement.    Without limiting the vesting requirements set forth in Section 3 or Section 4, in the event of the termination of your employment with all Employers prior to the complete vesting of the Award, or if you are otherwise not an Eligible

Person prior to the complete vesting of the Award, any and all unvested shares of Deferred Stock shall be forfeited and shall not vest or be paid. Notwithstanding the foregoing, in the event of your termination of employment with all Employers: (a) because of your retirement from all Employers at or after the age of 62, the Award will continue to vest following the date of your retirement in the manner and on the dates set forth above; and (b) because of your death or total and permanent disability, the Award will continue to vest in the manner and on the dates set forth above for a period of 36 months after the date of such termination of employment, and any unvested shares of Deferred Stock at the conclusion of such 36-month period shall be forfeited.

6.

Effect of Change In Control.    Upon the occurrence of a Change In Control of Health Management (as defined in Section 9(b) of the Plan), your rights will be determined in accordance with Section 9 of the Plan. For purposes of the Performance Vesting Component, the Adjusted EBITDA Requirement will be deemed to have been satisfied at a level of 100%.

7.

Nature of Shares of Deferred Stock.    The shares of Deferred Stock represent book-keeping entries only, and constitute the Company’s unfunded and unsecured promise to issue shares of Common Stock to you on a future date. As a holder of shares of Deferred Stock, you have no rights other than the rights of a general creditor of the Company.

8.

Issuance of Shares.    The Company shall, provided that the conditions to vesting specified in this Award Notice are satisfied, issue the shares of Common Stock representing the vested portion of the Award as promptly as practicable following each vesting date, but in no event later than 30 days thereafter. The shares of Common Stock may be issued during your lifetime only to you, or after your death to your Beneficiary, or, in the absence of such Beneficiary, to your duly qualified personal representative.

9.

Rights as a Stockholder.    Prior to the issuance of the shares of Common Stock pursuant to Section 8 of this Award Notice, you will not have any of the rights of a stockholder with respect to the shares of Common Stock underlying the shares of Deferred Stock, including, but not limited to, the right to receive cash dividends, if any, as may be declared on such shares of Common Stock from time to time or the right to vote (in person or by proxy) such shares of Common Stock at any meeting of stockholders of the Company. No “Dividend Equivalents” (as that term is defined in the Plan) shall be paid with respect to the shares of Deferred Stock.

10.

Restrictions on Issuance of Shares.    If at any time Health Management determines that the listing, registration or qualification of the shares of Common Stock underlying the Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested shares of Common Stock under this Award Notice, such issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to Health Management.

11.

Effect of Breach of Restrictive Covenants.    Notwithstanding any other provision of this Award Notice, the unvested or unpaid portion of the Award shall be forfeited on the day on which you breach any provision of Section 12.

12.	Restrictive Covenants. In consideration of the grant of the Award, you covenant and agree to observe each of the following promises:

(a)	Non-Competition.

(i)

You will not during employment, nor for 12 months after the termination of employment for any reason, directly or indirectly (whether as director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise): (A) compete against an Employer in the business of owning, leasing, acquiring or operating hospitals, health care facilities, or related entities in markets which an Employer currently serves or has identified as a market an Employer plans to serve; or (B) accept employment with or otherwise perform services that an Employer performs for any hospital, health care facility, or related entity that an Employer, or its related companies lease or manage.

(ii)

Notwithstanding the terms and conditions of Section 12(a)(i) to the contrary, the Employer covenants and agrees that the restrictions on competition and acceptance of subsequent employment contained therein shall not apply if your employment is terminated by the Employer for reasons other than cause.

(iii)	Health Management may, at its sole discretion, waive its rights under Section 12(a)(i). Such waiver shall be effective only if it is in writing and signed by an authorized officer of an Employer.

(b)

Non-solicitation/Employer Interests.    During your employment and for 12 months after the termination of your employment for any reason, you will not, directly or indirectly (whether as director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise): (i) solicit, induce, entice, hire, employ or attempt to employ any individual employed by an Employer as of the termination of your employment or during the prior 12 months; or (ii) take any action which is intended, or would reasonably be expected to, adversely affect an Employer, its business, reputation, or its relationship with its clients or prospective clients, vendors, or other service providers, or any individual or entity with which an Employer maintains a business relationship.

(c)

Non-Disclosure.    You will hold all of the Employer’s Confidential Information in strictest confidence, and use it solely for the purpose of performing your duties for an Employer and for no other purpose. You will not otherwise, directly or indirectly, take, publish, use or disclose any of an Employer’s Confidential Information during your employment or thereafter, except as may be required by law; provided, that you have first given prompt written notice to the Employer of such legal requirement in enough time for the Employer to obtain an appropriate protective order or other remedy.

(d)	Damages. You acknowledge that damages to an Employer resulting from any breach of this Section 12 will be substantial but difficult to ascertain. You therefore agree to indemnify and hold harmless the Employer and its directors, stockholders, and affiliated companies from and against any and all claims, suits, obligations, liabilities and expenses (including without limitation attorneys’ fees and expenses) arising out of or relating to any breach or nonperformance of the covenants and obligations set forth in this Section 12. You further agree that this provision for damages shall not limit or impair in any way an Employer’s right to obtain other remedies, or injunctive or other equitable relief, as specified herein.

(e)

Enforcement.    You acknowledge that without limiting the provisions of Section 12(d), if you violate this Section 12, an Employer will suffer irreparable harm and have no adequate remedy at law. You therefore consent to enforcement of this Award Notice by means of a temporary injunction or other appropriate equitable relief in any competent court, without the necessity of proving the inadequacy of money damages, which shall be in addition to any other remedies an Employer may have under this Award Notice or otherwise. You hereby submit to the jurisdiction of the Courts of the State of Florida for the purpose of such enforcement. You hereby waive, and agree not to assert, as a defense in any such action or proceeding, any claim that you were not subject thereto or that venue is improper for lack of residence, inconvenient forum or otherwise. You agree that service of process may be made upon you by certified mail at your address last known to an Employer, and you waive your right to a jury trial.

(f)

Terminology.    For purposes of this Section 12, the term “Confidential Information” shall include trade secrets, know-how and other information that is disclosed to or acquired by you during or in the course of your employment that relates to the business of an Employer and is not generally available to the public or generally known in the industry in which an Employer is, or may become engaged, including without limitation, any formulas, patterns, devices, inventions, methods, techniques or processes, or combinations thereof, or compilations of information, records and specifications, acquisition and development data, which are owned by an Employer and regularly used in the operation of its business and any other information of an Employer relating to its services (offered or to be offered), research, development, marketing, pricing, customers, clients and prospective customers and clients, suppliers and potential suppliers, business methods, strategies, financial condition, personnel, plans, policies or prospects.

(g)	Survival. The provisions of this Section 12 and your obligations hereunder shall survive any forfeiture of the Award or any other termination of this Award Notice.

13.	Miscellaneous.

(a)	Binding Agreement. This Award Notice is binding on and enforceable by and against the parties, their successors, legal representatives and assigns.

(b)

Entire Agreement.    This Award Notice constitutes the whole agreement between the parties relating to the subject matter hereof and supersedes any prior agreements or understandings related to such subject matter.

(c)	Amendment of this Agreement. This Award Notice may not be amended, modified, or supplemented except by a written instrument executed by each of the parties hereto.

(d)	Transferability.

(i)

The Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party (other than an Employer), or assigned or transferred other than by will or the laws of descent and distribution or to a Beneficiary upon your death. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award or any right or privilege conferred thereby contrary to the provisions of this Award Notice, or upon the sale or levy or attachment or similar process upon the rights and privileges conferred thereby, the Award shall immediately become null and void.

(ii)

The shares of Common Stock underlying the Award may not be sold, assigned, transferred, pledged, hypothecated, margined or otherwise encumbered in any way prior to the vesting of such shares and the issuance of a stock certificate with respect thereto, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting and the issuance of a stock certificate with respect thereto, the sale or other transfer of the shares of Common Stock shall be subject to applicable laws and regulations under the Securities Act of 1933.

(e)

No Right to Continued Employment.    You understand that this Award Notice does not constitute a contract of employment and that you or an Employer may terminate your employment at any time, for any or no reason, with or without notice unless a specific term of employment has been agreed to in a separate writing signed by a duly authorized corporate officer of an Employer. Your right, if any, to continue to serve an Employer as an employee or otherwise will not be enlarged or otherwise affected by this Award Notice.

(f)

Plan Controls.    The Award is subject to all of the provisions of the Plan, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by Health Management’s Board of Directors or the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

(g)

Severability.    If any provision of this Award Notice shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Award Notice or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Award Notice shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Award Notice, and if the making of any payment in full or the provision of any other benefit required under this Award Notice in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Award Notice.

(h)

Waiver.    Any party’s failure to insist on compliance or enforcement of any provision of this Award Notice shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Award Notice.

(i)

Rights of Employer.    This Award Notice does not affect the right of an Employer to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of common stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

(j)

Rules of Construction.    The headings given to the Sections of this Award Notice are solely as a convenience to facilitate reference, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

(k)

Governing Law.    This Award Notice will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to such State’s conflicts of law provisions), except that Section 12 and Section 13(e) of this Award Notice will be governed by and construed in accordance with the laws of the State of Florida (without giving effect to such State’s conflicts of law provisions) and except as may be superseded by applicable federal law.

(l)

Section 409A.    The Award is intended to comply with the requirements of Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

(m)

Recoupment Policy.    Without limiting any other provision hereof, the Award is subject to the Recoupment Policy for Incentive Compensation set forth in Article VI, Section 8 of Health Management’s Corporate Governance Guidelines, as such policy or guidelines may be hereafter amended.

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges (i) that this Award Notice and the Plan set forth the entire understanding between him or her and Health Management regarding the deferred stock award granted by this Award Notice; and (ii) that this Award Notice and the Plan supersede all prior oral and written agreements on that subject.

Signature	Date

Printed Name